Exhibit 99.1

Spectrum Brands’ Shareholders Approve Transaction With Russell Hobbs

•	Transaction Expected to Close June 16, 2010

MADISON, WI, June 11, 2010 – Spectrum Brands, Inc. (NYSE: SPB) (the “Company”) announced today that shareholders holding 96.38% of the Company’s total outstanding shares, including 93.84% of the Company’s shares held by shareholders other than its largest holder, Harbinger Capital Partners Master Fund I, Ltd. and its affiliates, have voted to adopt the previously announced merger agreement providing for the combination of the Company and Russell Hobbs, Inc. Following this indication of solid support from the Company’s shareholder base, the closing of this transaction is now expected to occur on June 16, 2010.

As previously announced on February 9, 2010, the pending transaction will bring Russell Hobbs’ network of well-known small household appliance brands into Spectrum’s operating structure to form a new global consumer products company with an estimated $3 billion in annual revenues, a strong balance sheet, and a diverse portfolio of market-leading brands.

As part of this transaction, on June 16, 2010, the Company expects to close on its refinancing of the Company’s existing senior debt and a portion of Russell Hobbs’ existing senior debt through a combination of a new $750 million term loan, new $750 million senior secured notes and a new $300 million ABL revolving facility. The refinancing is expected to provide an enhanced long term capital structure to support the combined company’s strategic business objectives.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Varta®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates annual revenue from continuing operations in excess of $2 billion.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1)

Spectrum Brands’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) Spectrum Brands’ ability to identify, develop and retain key employees, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives and (10) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

In addition, the following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements:

•	the risk that the businesses will not be integrated successfully;

•	the risk that synergies will not be realized;

•	the risk that the combined company following the proposed business combination with Russell Hobbs will not realize on its financing strategy;

•	litigation in respect of either company or the proposed business combination with Russell Hobbs; and

•	disruption from the proposed business combination with Russell Hobbs making it more difficult to maintain certain strategic relationships.

Spectrum Brands also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Additional factors that may affect future results and conditions are described in Spectrum Brands’ filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s web site at www.sec.gov or at Spectrum Brands’ website at www.spectrumbrands.com.

Investor Contact:

Carey Phelps

DVP Investor Relations, Spectrum Brands

770-360-5292

Media Contact:

MS&L for Spectrum Brands and Russell Hobbs

Frank Ranew

404-870-6832